Exhibit 99.1

Contacts: Investors: Alison Ziegler, Cameron Associates, 212-554-5469 Bill Wells, Guided Therapeutics, 770-242-8723 Ext. 241
5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Guided Therapeutics Reports First Quarter 2012 Results

Key Highlights:

•	Submitted response to FDA in support of LuViva® Advanced Cervical Scan PMA application
•	Receipt of CE Mark still anticipated in second quarter
•	Strengthened board with addition of Dr. Linda Rosenstock, M.P.H
•	On track for European launch in second half of 2012

Norcross, GA (May 14, 2012) -- Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) today announced its operating results for the quarter ended March 31, 2012.

Service revenue for the first quarter of 2012 was $718,000 compared to $767,000 in the first quarter of 2011. The quarter over quarter variability was primarily due to the timing of revenues accrued pursuant to the Company’s contract with Konica Minolta Opto.

The net loss available to common stockholders for the first quarter of 2012 was approximately $1.0 million, or $0.02 per share, compared to a net loss available to common stockholders of $726,000, or $0.02 per share, in the comparable quarter of 2011. The loss reported for the first quarter of 2012 was due primarily to increased general and administrative expenses, as we prepare to launch our cervical cancer detection device internationally.

Cash on hand at March 31, 2012 was approximately $1.0 million as compared to $2.2 million at December 31, 2011. The Company has built up inventory and completed major tooling for injection parts, allowing the Company to meet anticipated customer demand for the demo and clinical units. At March 31, 2012, the Company had approximately $608,000 of inventory on hand. While the Company is seeking additional funding to support manufacturing and marketing activities, management believes that anticipated future sales, as well as other funds from partnerships and grants, should be sufficient to support existing operations through the first quarter of 2013.

“We made significant strides in getting the LuViva® Advanced Cervical Scan to market over the last few months,” said Mark L. Faupel, Ph.D., Chief Executive Officer and President of Guided Therapeutics. “Last week we submitted our formal response to the FDA not-approvable letter, which included additional requested information and we requested a meeting with the agency to determine the best path forward. We also provided additional safety testing information in support of our application for the CE mark, which we believe will be the final step before receiving approval to market LuViva® in the European Union.”

“As we prepare to launch internationally in the second half of 2012, we have added several new distributors in Europe and Africa and today have preliminary or definitive agreements covering more than 20 countries. During April, as previously anticipated, we shipped the first of our LuViva demonstration units. We continue to build and test additional units and have plans to ship initial units to Canada in June in advance of distributor training. We also recently attended three European medical conferences in conjunction with our distributors to promote LuViva® to doctors and have plans for North and South American medical conferences in the not too distant future.”

Guided Therapeutics – 1Q 2012

May 14, 2012

“Beyond cervical cancer detection we continue to move ahead with our product for Barrett’s Esophagus and are currently finalizing plans for a large clinical study at multiple U.S. referral centers, which could begin later this year. We are also in discussions with FDA on the design for the clinical trial protocols needed for regulatory approval.”

Dr. Faupel added, “We are fortunate to have the financial and marketing support of our partners and distributors. We will continue to diligently manage our resources and investigate additional sources of capital to support our manufacturing, marketing and R&D activities to ensure we are able to bring LuViva® to market.”

Guided Therapeutics will hold a conference call at 11:00 a.m. EDT Tuesday, May 15, 2012, to discuss its financial results and corporate developments. Interested parties are invited to listen to the call live over the Internet at http://www.guidedinc.com/investors.htm or http://www.viavid.net. The live call is also available by dialing (877) 719-9786 or for international callers (719) 325-4791.

A replay of the teleconference will be available on http://www.guidedinc.com/investors.htm. A replay will also be available until May 22, 2012 by dialing (877) 870-5176 or (858) 384-5517, and using pin number 3271143.

About Guided Therapeutics

Guided Therapeutics, Inc. (OTCBB: GTHP) (OTCQB: GTHP) is developing a rapid and painless testing platform for the early detection of disease based on its patented biophotonic technology that utilizes light to detect disease at the cellular level. The Company’s first planned product is the LuViva® Advanced Cervical Scan, a non-invasive device used to detect cervical disease instantly and at the point of care. In a multi-center clinical trial, with women at risk for cervical disease, the technology was able to detect cervical cancer up to two years earlier than conventional modalities, according to published reports. Guided Therapeutics has also entered into a partnership with Konica Minolta Opto to develop a non-invasive test for Barrett’s Esophagus using the technology platform. For more information, visit: www.guidedinc.com.

The Guided Therapeutics LuViva® Advanced Cervical Scan is an investigational device and is limited by federal law to investigational use. LuViva, the wave logo and "Early detection, better outcomes" are registered trademarks owned by Guided Therapeutics, Inc.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include: the early stage of products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the need for and uncertainty of capital to develop products, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, thinly traded common stock, dilution of common stock from future capital raises or exercise of outstanding warrants, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the SEC, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012, and subsequent quarterly reports.

Guided Therapeutics – 1Q 2012

May 14, 2012

GUIDED THERAPEUTICS, INC. AND SUBSIDIARIES

Unaudited Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2012 and 2011

	Three Months Ended
	March 31
(In thousands except per share data)	2012	2011
Revenue	$718	$767

Expenses
Research & Development	714	696
Sales and Marketing	70	49
Selling, General & Administration	930	762
Total Operating Expense	1,714	1,507

Operating Loss	(996)	(740)

Interest & Other Income (expense)	17	14
Net Loss	(1,013)	(726)
Preferred Stock Dividends	—	—

Net Loss Attributable to Common Stockholders	(1,013)	(726)

Basic and Diluted Net Loss per Share	$(0.02)	$(0.02)

Basic and Diluted Weighted Average Shares Outstanding	52,471	47,851

Selected Balance Sheet Data (Unaudited)

(In thousands)	March 31, 2012	December 31, 2011
Cash & Cash Equivalents	$1,004	$2,200
Working Capital	(482)	162
Total Assets	3,085	4,310
Accumulated Deficit	(86,102)	(85,089)
Stockholders’ Equity	908	1,577

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